As filed with the Securities and Exchange Commission on May 8, 2008

Registration No. 333-146557

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 1
To

FORM S-1

ON
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEOPETRO RESOURCES COMPANY

(Exact name of registrant as specified in its charter)

California	1311	94-3214487
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

One Maritime Plaza, Suite 700
San Francisco, CA  94111
(415) 398-8186
(415) 398-9227-Fax

(Address Including Zip Code and Telephone Number Including Area Code
of Registrant’s Principal Executive Offices)

Stuart J. Doshi
President
GeoPetro Resources Company
One Maritime Plaza, Suite 700
San Francisco, CA 94111
(415) 398-8186

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Adam P. Siegman

Greene Radovsky Maloney Share & Hennigh LLP

Four Embarcadero Center, Suite 4000

San Francisco, CA 94111

Tel: (415) 981-1400

Fax: (415) 777-4961

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,”  “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement on Form S-3 constitutes a post-effective amendment to our registration statement on Form S-1 (No. 333-146557) into a registration statement on Form S-3.  The Form S-1 was declared effective by the Securities and Exchange Commission on October 26, 2007.  We are filing this post-effective amendment on Form S-3 for the purpose of converting the Registration Statement on Form S-1 into a Registration Statement on Form S-3 because we are now eligible to use Form S-3.  All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the Form S-1.

Subject to completion, dated May 8, 2008.

Information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

GEOPETRO RESOURCES COMPANY

2,783,456 shares of Common Stock

(No Par Value)

The Offering:

This offering relates to the possible sale, from time to time, by the shareholders listed on page 20 of this prospectus, the “selling shareholders,” of up to 2,783,456 shares of common stock of GeoPetro Resources Company. The shares of our common stock and securities which are exercisable for shares of our common stock which are being offered by this prospectus were issued to the selling shareholders pursuant to financing transactions. We will not receive any proceeds from sales by selling shareholders. The selling shareholders may sell all or a portion of their shares covered by this prospectus through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. We will bear all costs associated with this registration.

Current Trading Market:

Our common stock trades on the American Stock Exchange under the symbol “GPR”. Our common stock is also listed on the Toronto Stock Exchange under the symbol “GEP”. On May 7, the last reported sale prices for our common stock on the American Stock Exchange and the Toronto Stock Exchange were $2.45 and $2.60, respectively.

Investing in our common stock involves a high degree of risk. See “Risk Factors” Beginning on Page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2008

i

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise specified or the context otherwise requires, all dollar amounts in this prospectus are expressed in U.S. dollars.

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock, which we discuss under “Risk Factors” and our consolidated financial statements and related notes. Unless otherwise indicated or required by the context, “we,” “us,” and “our” refer to GeoPetro Resources Company and its subsidiaries and predecessors. All financial data included in this prospectus has been prepared in accordance with generally accepted accounting principles in the United States. We have provided definitions for some of the natural gas and oil industry terms used in this prospectus in the Glossary on page A-1 of this prospectus. All dollar amounts appearing in this prospectus are stated in U.S. dollars unless specifically noted in Canadian dollars (“CDN$”).

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC using a “shelf” registration process.  Under this shelf registration process, the selling shareholders may, from time to time, sell the shares of our common stock described in this prospectus in one or more offerings.

This prospectus provides you with a general description of us and the common shares that maybe offered by the selling shareholders.  In connection with any offer or sale of common shares by the selling shareholders under this prospectus, the selling shareholders are required to provide this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling shareholders, the terms of the applicable offering and the securities being offered.  The prospectus supplement also may add to, update or change information in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.  You should carefully read this prospectus, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information”.

GEOPETRO RESOURCES COMPANY

We were incorporated in the State of Wyoming in August 1994 under the name GeoPetro Company as an oil and gas exploration, development drilling and production company. In June 1996, we merged with our wholly-owned subsidiary, GeoPetro Resources Subsidiary Company, a California corporation, and the resulting merged company is incorporated in the state of California under the California General Corporation Law under the name GeoPetro Resources Company.

Our principal and registered office is located at One Maritime Plaza, Suite 700, San Francisco, California, USA 94111 and our telephone number is 415-398-8186.  We maintain a website located at www.geopetro.com.

Intercorporate Relationships

We hold 100% of the shares of Redwood Energy Company, a Texas corporation, “Redwood.”  Redwood is the general partner of, and holds a 5% interest in, Redwood Energy Production, L.P., “Redwood LP”, a Texas limited partnership. We are the sole limited partner of Redwood LP and own the remaining 95% partnership interest in Redwood LP.

In addition, we hold a 12% interest in Continental-GeoPetro (Bengara II) Ltd., “C-G Bengara” which is a British Virgin Islands company and a 50% interest in CG Xploration Inc., “CG Xploration”, which is a Delaware corporation.

We also hold 100% of the shares of GeoPetro Canada Ltd., “GeoPetro Canada”, an Alberta company, 100% of the shares of GeoPetro Alaska LLC “GeoPetro Alaska”, an Alaska limited liability company, and 100% of the shares of South Texas GeoPetro, LLC, “South Texas GeoPetro”, a Texas limited liability company.

GENERAL DEVELOPMENT OF THE BUSINESS

During the past five years, we have conducted leasehold acquisition, exploration and drilling activities on our North American, Australian and Indonesian prospects. These projects currently encompass approximately 372,317 gross (158,401 net) acres, consisting of mineral leases, production sharing contracts and exploration permits that give us the right to explore for, develop and produce oil and natural gas. Most of these properties are in the exploration, appraisal or development drilling phase and have not begun to produce revenue from the sale of oil and natural gas. Excluding minor interest and dividend income, our only cash inflows until 2003 were the recovery of capital invested in projects through sale or other divestiture of interests in oil and gas prospects to industry partners.

In December 2000, we acquired working interests in oil and natural gas leases in the Madisonville Field in Madison County, Texas, including interests in the Rodessa Formation. Also included in the acquisition was the Magness Well, an existing well that had been drilled, cased and production tested in the Rodessa Formation. In October 2001, we re-completed and tested the Magness Well over a 12-day period. In October 2002, we drilled, completed and successfully tested an injection well to dispose of waste products resulting from the treating process for gas produced from the Rodessa Formation. The Madisonville Field gas treatment plant and associated pipelines, which were built specifically for this project, were placed into service in May 2003, and the Magness Well began production in late May 2003. Since 2003, substantially all of our revenue has been generated from natural gas sales derived from the Madisonville Field. The Madisonville Project is expected to be our primary source of revenue in 2008. The first development well in the Madisonville Field, the Fannin Well, was drilled in 2004 and was tested at rates of up to 25.7 MMcf/d. In 2006, we drilled the Wilson and Mitchell wells. Presently, the Fannin, Mitchell and Magness wells are producing while the Wilson well is shut-in awaiting a fracture stimulation. We own a 100% working interest in the four wells. Historically, our wells have been production constrained by the gas treatment plant at the Madisonville Field, which had a treating capacity limit of approximately 18,000 Mcf per day. We entered into an agreement with the plant owner, Madisonville Gas Processing, LP (“MGP”), an unaffiliated third party, which required, among other things, that MGP expand the design treating capacity of the plant from 18,000 to 68,000 Mcf per day to treat additional volumes from our producing wells. In October 2007, MGP informed us that they had partially completed construction of the additional treating facilities.  Subsequently in November 2007, MGP commenced phase-in of the additional treating capacity reaching a temporary peak inlet volume of 21 mmcf/d out of the total contracted 50 mmcf/d design capacity at such facilities. However, operations at the additional treating facilities were suspended by MGP in December 2007 in order to make the necessary modifications to effectively deal with the presence of diamondoids in the gas stream produced from the Rodessa Formation.

As of May 7, 2008 we have 32,700,970  shares of common stock outstanding as a result of raising approximately $54.9 million of equity, net of offering costs, by way of private placements and a public offering in Canada. These funds have been used primarily to acquire, explore and develop our oil and natural gas prospects.

Most recently, on August 13, 2007, we sold, pursuant to a private placement, 2,002,599 units of our securities at a price of $3.85 per unit, for total gross proceeds of $7,710,006. Each unit consists of one share of our common stock and a warrant to purchase three-tenths of a common share. Each one whole warrant shall entitle the holder to acquire one share of common stock at a price of $4.50 per share for a period of five years from the closing date. The units were purchased by a small number of accredited investors. We filed a re-sale registration statement covering the common shares and warrants exercisable for common shares sold in such placement, which registration statement was declared effective by the Securities and Exchange Commission in October 2007. The gross proceeds  from the sale have been, and will be, used to fund the Company’s exploration and development program and for general working capital purposes.

Growth Strategy

Our strategy is to maximize shareholder value through the exploration and development drilling of oil and natural gas prospects. To carry out this philosophy we employ the following business strategies:

•        identify and pursue potential projects which individually have the potential to be “company makers” which we define as projects which could generate a minimum unrisked net present value of $50 million net to our interest using a 10% discount factor;

•        perform geological, engineering and geophysical evaluations;

•        gain control of key acreage;

•        generate high quality drillable exploration and development drilling prospects;

•        retain a large working interest in those projects which involve low risk appraisal or development drilling, exploitation or appraisal of proven, probable and possible reserves; and

•        minimize early investment and exploration risk in higher risk exploratory prospects through farmouts to other oil and natural gas companies and maintain meaningful interests with a “carry” through the exploration phase.

Significant Risks:

Our business faces significant risks. Acquisition, exploration and overhead costs are high and have resulted in substantial losses since inception. There is a limited public market for our common shares, which may hinder our ability to raise equity capital (if needed) on advantageous terms, and there is intense competition in our industry. See “Risk Factors beginning on page 8 for a detailed discussion of these and other risks.

Risks Associated With Foreign Operations

Our business activities in Indonesia, Canada and the United States are subject to political and economic risks, including: loss of revenue, property and equipment as a result of unforeseen events like expropriation, nationalization, war, terrorist attacks and insurrection; risks of increases in import, export and transportation regulations and tariffs, taxes and governmental royalties; renegotiation of contracts with governmental entities; changes in laws and policies governing operations of foreign-based companies in Indonesia; exchange controls, and numerous other factors. While we expect these risks are greater in Indonesia, especially political risk, any one or more of such political or economic conditions could change in the United States or Canada to our detriment. For a related discussion of the risks attendant with foreign operations, see “Risk Factors.”

Financial Information About Geographic Areas

Please see the notes to the financial statements for information concerning oil and gas properties located in the United States and foreign countries.

Regulations

Domestic exploration for, and production and sale of, oil and gas are extensively regulated at both the federal and state levels. Our business is and will be directly or indirectly affected by numerous governmental laws and regulations applicable to the energy industry, including:

•        Federal environmental laws and regulations

•        State environmental laws and regulations

•        Local environmental laws and regulations

•        Conservation laws and regulations

•        Tax and other laws and regulations pertaining to the energy industry

Legislation, rules and regulations affecting the oil and gas industry are under constant review for amendment or expansion, frequently increasing the regulatory burden. Any changes in the existing legislation, rules or regulations could adversely affect our business. The regulatory burdens are often costly to comply with and carry substantial penalties for failure to comply.

As of May 7, 2008, we have re-completed an existing production well and drilled three additional production wells and an injection well in the Madisonville Project as operator. In addition, we may drill oil, gas and disposal wells in the future as the operator and will be required to obtain local government and other permits to drill such wells. There can be no assurance that such permits will be available on a timely basis or at all. Texas and other states have statutes or regulations pertaining to conservation matters which, among other matters, regulate the unitization or pooling of gas properties and the spacing, plugging and abandonment of such wells and set limits on the maximum rates of natural gas that can be produced from gas wells.

Our operations and activities are subject to numerous federal, state and local environmental laws and regulations. These laws and regulations:

•       Require the acquisition of permits

•       Restrict the type, quantities and concentration of various substances that can be discharged into the environment

•       Limit or prohibit drilling and other activities on wetlands and other designated, protected areas

•       Regulate the generation, handling, storage, transportation, disposal and treatment of waste materials

•       Impose criminal or civil liabilities for pollution resulting from oil and natural gas operations

We expect that with the increase in our exploratory and development drilling activities, the impact of environmental laws and regulations on our business and operations will also increase. We may be required in the future to make substantial outlays of money to comply with environmental laws and regulations. Additional changes in operating procedures and expenditures to comply with future environmental laws cannot be predicted.

Other than our U.S. projects, we do not operate oil and gas properties in which we own an interest. In those instances, we are not in the position to exert direct control over compliance with most of the rules and regulations discussed above. We are substantially dependent on the operators of our non-operated oil and gas properties to monitor, administer and oversee such compliance. The failure of the operator to comply with such rules and regulations could result in substantial liabilities to us.

As the operator of the Madisonville Project, among other various environmental laws and regulations, we are  subject to the U.S. Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and any comparable legislation adopted by Texas which imposes strict, joint and several liability on owners and operators of properties and on persons who dispose or arrange for the disposal of “hazardous substances” found on or under the sites of such properties.

Under CERCLA, one owner, lessee or other party, having responsibility for and an interest in a site requiring cleanup may, under certain circumstances, be required to bear a disproportionate share of liability for the cost of such cleanup if payments cannot be obtained from other responsible parties. The Resource Conservation and Recovery Act (“RCRA”) and comparable rules adopted by Texas and other states regulate the generation, management and disposal of hazardous oil and gas waste.

The Texas Railroad Commission has been delegated the responsibility and authority to regulate and prevent pollution from oil and gas operations, including the prevention of pollution of surface or subsurface water resulting from the drilling of oil and gas wells and the production of oil and gas. In addition to regulating the generation, management and disposal of hazardous oil and gas waste, the Texas Railroad Commission has been delegated authority to regulate underground hydrocarbon storage, saltwater disposal pits and injection wells.

The drilling of oil and gas wells in Texas requires operators to obtain drilling permits, file an organization report and a performance bond or other form of financial security, such as a letter of credit, and obtain a permit to maintain pits to store and dispose of drilling fluids, saltwater and waste as well as other types of pits for other purposes. The issuance of such permits is conditioned upon the Texas Railroad Commission’s determination that these pits will not result in waste or pollution of surface or subsurface water.

Other states in which we have an interest in oil and gas properties may impose similar or more stringent regulations than imposed under CERCLA or RCRA.

In re-completing the existing well on the Madisonville Project, we were required to drill a well for injection or disposal of produced waste gas from wells. Injection wells are subject to regulation under the Safe Drinking Water Act (“SDWA”) and the regulations and procedures which have been adopted by the Environmental Protection Agency (“EPA”) under that Act. Generally, enforcement procedures under the SDWA are administered by the EPA unless such authority has been delegated by the EPA to a state which has primary enforcement responsibility based on the EPA’s determination that the state has adopted drinking water regulations no less stringent than the national primary drinking water regulations and meets certain other criteria. Underground injection wells not used for the underground injection of natural gas for storage are generally unlawful and subject to penalties under the SWDA unless authorized by:

•       permit issued by the EPA or a state having primary enforcement responsibility, or

•       rule pursuant to an underground injection control program established by a state or the EPA.

The regulatory burden on the natural gas and oil industry increases our cost of doing business and affects our financial condition. Future developments, such as stricter requirements of environmental or health and safety laws and regulations affecting our business or more stringent interpretations of, or enforcement policies with respect to, such laws and regulations, could adversely affect us. To meet changing permitting and operational standards, we may be required, over time, to make site or operational modifications at our facilities, some of which might be significant and could involve substantial expenditures. There can be no assurance that material costs or liabilities will not arise from these or additional environmental matters that may be discovered or otherwise may arise from future requirements of law.

Overseas Regulations

We own a working interest in an oil and gas project located in Indonesia. We have farmed out our interest in this project to a third party who is the operator of this project. In exploring for, drilling and developing this property, this operator will be required to comply with the environmental, conservation, tax and other laws and regulations of Indonesia. We own non-operated working interests in oil and gas projects located in Canada.  In exploring for, drilling and developing these properties, these operators will be required to comply with the environmental,  conservation, tax and other laws and regulations in Canada.

Technology

We participate in projects utilizing economically feasible exploration technology in our exploration and development drilling activities to reduce risks, lower costs, and more efficiently produce oil and gas. We believe that the availability of cost effective 2-D and 3-D seismic data makes its use in exploration and development drilling activities attractive from a risk management perspective in certain areas.

Briefly, through the use of a seismograph, a seismic survey sends pulses of sound from the surface down into the earth, and records the echoes reflected back to the surface. By calculating the speed at which sound travels through the various layers of rock, it is possible to estimate the depth to the reflecting surface. It then becomes possible to infer the structure of rock deep below the earth’s surface. We evaluate substantially all of our exploratory prospects using 2-D seismic data. In addition, we own approximately 12 square miles of 3-D seismic data covering our leasehold and adjacent lands in the Madisonville Project.

The use of seismic technology does not entirely remove the risk of exploration and development drilling of oil and natural gas deposits. It is important to consider the following:

•       we may not recognize significant geological features due to errors in interpretation, processing limitations, the presence of certain geological environments that are out of our control or other factors; and

•       seismic generally becomes less reliable with increasing depth of the geological horizon; and

•       the use of this technology may increase our finding cost over that if it is not used.

Principal Products

Our principal products are the production of natural gas and crude oil from properties in which we own an interest. Since our inception, we have realized only limited production of natural gas and crude oil from the properties in which we own an interest. We have working interests in various undeveloped oil and gas properties.

During the last three fiscal years, 100% of our revenues have been derived from the sale of natural gas. Substantially all of our natural gas sales, approximately 99%, have been generated by three producing wells, the Magness #1, Fannin #1and Mitchell #1 wells, located in the Madisonville Field in East Texas. Natural gas produced by the wells is sold at the wellhead where it is delivered to a gathering pipeline and transported to a nearby gas treatment plant where it is treated to remove impurities. The gas is then transported nine miles to one of two common carrier pipelines from which point it is delivered to the greater Dallas, Texas area. The price received for the natural gas is the Houston Ship Channel price index less certain adjustments for the quality of the gas delivered. The adjustments for the quality of gas delivered at the wellsite as well as the gathering and transportation costs presently amount to approximately $1.75  per Mcf of untreated gas delivered at the wellsite.

Reserves

The volume of production from oil and natural gas properties generally declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our proved reserves will decline as reserves are produced from our properties unless we are able to acquire or develop new reserves.

Acquisition of Producing Properties

We may supplement our exploration efforts with acquisitions of producing oil and gas properties. We may seek to acquire producing properties that are underperforming relative to their potential.

Patents, Trademarks, Licenses, Franchises and Concessions Held

Permits and licenses are important to our operations, since they allow the search for the extraction of any oil, gas and minerals discovered on the areas covered. See “Properties” for a general description of the permits and licenses under which we operate. Provided we establish a commercial discovery thereon, the Bengara PSC in Indonesia grants us the right to produce oil and gas from the PSC area until 2027.

Seasonality of Business

Our business is not seasonal.

Working Capital Items

The majority of our current assets are in the form of cash and deposits in trust received from the sale of natural gas from our Madisonville Project in Texas and from the sale of common stock in private placements. We are required to use this cash to pay for the cost of our operations and activities.

Customers

Substantially all of our revenues to date have been derived from sales by MGP to two customers, Luminant Energy Company, and ETC Katy Pipeline, Ltd., of natural gas produced from our Madisonville Project in Texas. We have not committed any forward sales of our natural gas. We contract to sell the gas with spot-market based contracts that vary with market forces on a monthly basis. No other customer accounts for in excess of 10% of our revenues.  The loss of either of these customers could result in the loss of our revenues, which would have a material adverse effect on our results of operations.  See “Risk Factors”.

Competition

The natural gas and oil industry is intensely competitive and speculative in all of its phases. We encounter competition from other natural gas and oil companies in all areas of our operations. In seeking suitable natural gas and oil properties for acquisition, we compete with other companies operating in our areas of interest, including large natural gas and oil companies and other independent operators, which have greater financial resources and in many instances, have been engaged in the exploration and production business for a much longer time than we have. Many of our competitors also have substantially larger operating staffs than we do. Many of these competitors not only explore for and produce natural gas and oil but also market natural gas and oil and other products on a regional, national or worldwide basis. These competitors may be able to pay more for productive natural gas and oil properties and exploratory prospects and define, evaluate, bid for and purchase a greater number of properties and prospects than us. In addition, these competitors may have a greater ability to continue exploration activities during periods of low market prices. Our ability to acquire additional properties and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

The prices of our natural gas production are controlled by market forces. However, competition in the natural gas and oil exploration industry also exists in the form of competition to acquire leases and obtain favorable transportation prices. We are relatively small and may have difficulty acquiring additional acreage and/or projects and may have difficulty arranging for the transportation of our production. We also face competition in obtaining natural gas and oil drilling rigs and in sourcing the manpower to run them and provide related services.

Employees

Currently, we have 10 employees, all of whom are full time. We use the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services. On those properties where we are not the operator, we rely on outside operators to drill, produce and market our natural gas and oil.

THE OFFERING

Common stock that may be offered by the selling shareholders:	2,783,456 shares(1)

Common stock to be outstanding immediately after this offering:	32,700,970 shares(2)

Use of proceeds:	We will not receive any proceeds from the sales of our common stock by the selling shareholders.

Risk factors:	See “Risk Factors” and other information included in this prospectus for a discussion of some of the factors you should consider before deciding to purchase shares of our common stock.

American Stock Exchange Symbol: “GPR”

(1)             Includes 780,857 shares of common stock issuable upon exercise of warrants.

(2)             Assumes the sale by the selling stockholders of all the shares of common stock available for resale under this prospectus, except for 780,857 shares of common stock issuable upon exercise of warrants.

RISK FACTORS

The shares of our common stock being offered involve a high degree of risk.  You should carefully consider the following discussion of risks as well as all other information in this prospectus before purchasing any of the shares offered pursuant to this prospectus.

In addition to risks and uncertainties in the ordinary course of business that are common to all businesses, important factors that are specific to our industry and our company could materially impact our future performance and results of operations. We have provided below a list of these risk factors that should be reviewed when considering our securities. These are not all the risks we face and other factors currently considered immaterial or unknown to us may impact our future operations.

Risks Related to Our Business

As of December 31, 2007 we have capitalized costs totaling $53.28 million as evaluated and unevaluated oil and gas properties whereas we have generated revenues of only $29.9 million since January 1, 2003 and revenues of only $6.9 million during the fiscal year ended December 31, 2007.

Since inception, our activities have been primarily related to acquiring and exploring leasehold interests in oil and natural gas properties in Texas, California, Alaska, Alberta, Indonesia and Australia. We incur substantial acquisition and exploration costs and overhead expenses in our operations, and until 2003, excluding minor interest and dividend income, our only significant cash inflows were the recovery of capital invested in projects through sale or other divestitures of interests in oil and gas prospects to industry partners. As a result, we have sustained an accumulated deficit through December 30, 2007 of $12,010,789.  Our production activities commenced in May 2003. Since May 2003, over 90% of our revenue has been generated from natural gas sales derived from wells in the Madisonville Field in Texas. It is possible that in the future we will be unable to continue to generate revenues from our sales of natural gas from our Madisonville Field wells because our proved reserves decline as reserves are produced from the wells. The drilling of exploratory oil and natural gas wells is highly speculative and often unproductive. Our participation in future drilling activities to explore, develop and exploit the properties in which we have an interest, or in which we may acquire interests, may be unsuccessful, may fail to generate positive cash flow, and may not enable us to maintain profitability in the future.

Approximately 99% of our current revenues are generated by our interest in the Madisonville Project. Delays or interruptions of the Madisonville Project natural gas drilling and production operations including, but not limited to, events beyond our control or the failure of third parties on which we rely to provide key services, could negatively impact our revenues.

Approximately 99% of our oil and natural gas revenues for the years ended December 31, 2007 and 2006 were derived from the Madisonville Project. In connection with that project, we have contracted with third parties to provide key services, including:

(a)             Madisonville Gas Processing, LP, or MGP, which owns and operates gathering pipelines and a dedicated natural gas treatment plant which we utilize to treat impurities in the Madisonville Project natural gas; and

(b)            Gateway Processing Company, or Gateway which operates a sales pipeline for such natural gas.

The failure of MGP or Gateway to perform their contractual obligations to us could impose delays or interruptions in our production operations and prevent us from generating revenues. In addition, events which are beyond our control, or that of Gateway or MGP, could affect our production operations. Such events include, but are not limited to:

•       events referred to as force majeure, such as an act of God, act of a public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion and any other causes whether of the kind enumerated or otherwise not reasonably within the control of MGP, Gateway or our company.

•       subsurface conditions or formations encountered during the drilling of wells, whether natural or mechanical, including but not limited to blowout, igneous rock, salt, saltwater flow, loss of circulation, loss of hole, abnormal pressures, or any other impenetrable substance or adverse condition, which renders further drilling of a well impossible or impractical.

•       the inability to secure raw materials or equipment,

•       transportation accidents, and

•       labor disputes and equipment failures.

In excess of 90% of our revenues to date have been derived from sales by MGP to two customers. The loss of one or both these customers could have a material adverse impact on our oil and gas revenues.

Approximately 99% of our oil and natural gas revenues for the years ended December 31, 2007 and 2006 were derived from the Madisonville Project. During 2007 and 2006, approximately 99% of our revenues have been derived from sales by MGP to two customers, Luminant Energy Company, LLC, and ETC Katy Pipeline, Ltd. The loss of one of these customers could impact the price we receive for our gas sold due to lessened competition. The loss of both customers could result in a total loss of our revenue.

Unless we replace our oil and natural gas reserves, our reserves and production will decline.

The volume of production from oil and natural gas properties generally declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our proved reserves will decline as reserves are produced from our properties unless we are able to acquire or develop new reserves. The business of exploring for, developing or acquiring reserves is capital intensive. For example, as of December 30, 2007 we have capitalized costs totaling $53,276,945 as evaluated and unevaluated oil and gas properties. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of oil and natural gas reserves will be impaired. Even if we are able to raise capital to develop or acquire additional properties, no assurance can be given that our future exploitation and development drilling activities will result in the discovery of any reserves.

Our exploration and development drilling activities may not be commercially successful. The drilling of exploratory oil and natural gas wells is expensive, highly speculative and often unproductive.

Exploration for oil and natural gas on unproven prospects is expensive, highly speculative and involves a high degree of risk, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. Reserves are dependent on our ability to successfully complete drilling activity on proven prospects.

The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors, including:

•       unexpected drilling conditions, pressure or irregularities in formations;

•       equipment failures or accidents, adverse weather conditions;

•       compliance with governmental requirements; and

•       shortages or delays in the availability of drilling rigs and the delivery of equipment.

Our evaluations of the oil and gas prospects of our properties may be wrong.

With the exception of the Madisonville Project, the properties in which we have an interest are prospects in which the presence of oil and natural gas reserves in commercial quantities has not been established. Any decision to engage in exploratory drilling or other activities on any of these properties will be dependent in part on the evaluation of data compiled by petroleum engineers and geologists and obtained through geophysical testing and geological analysis.

Reservoir engineering, geophysics and geology are not exact sciences and the results of studies and tests used to make such evaluations are sometimes inconclusive or subject to varying interpretations. As such, there is no certain way to know in advance whether any of our prospects will yield oil and natural gas in commercial quantities. Further, it is possible that we will participate in the drilling of more dry holes than productive wells or that all or substantially all of the wells drilled will be dry holes. The drilling of dry holes on prospects in which we have an interest could adversely affect their values and our decision to undertake further exploration and development drilling of such prospects. It is not certain or predictable whether, and no assurance can be made that, the wells drilled on the properties in which we have an interest will be productive or, if productive, that we will recover all or any part of our investment in the properties. In sum, our participation in future drilling activities may not be successful and, if unsuccessful, such failure will negatively impact our revenues and have a material adverse effect on our results of operations and financial condition. Our oil and natural gas revenues were $6,890,777 and $6,716,360 for the years ended December 31, 2007 and 2006, respectively. Future revenues could decline from those levels if our future drilling efforts are not successful. Furthermore, as of December 30, 2007 we have capitalized costs totaling $53.28 million as evaluated and unevaluated oil and gas properties. Should our future drilling activities be unsuccessful, we may then be required to record an impairment charge equal to a portion of, or all, of the capitalized costs resulting in an immediate adverse impact on our results of operations and financial position.

Our business may be harmed by failures of third party operators on which we rely.

Our ability to manage and mitigate the various risks associated with certain of our exploration and operations in Alberta, Canada, South Texas and Indonesia is limited since we rely on third parties to operate our projects. We are a non-operating interest owner in our Canadian, South Texas and Indonesian properties. With respect to our interests in these projects, we have entered into agreements with third party operators for the conduct and supervision of drilling, completion and production operations. In the event that commercial quantities of oil and natural gas are discovered on one of our properties, the success of the oil and natural gas operations on that property depends in large measure on whether the operator of the property properly performs its obligations. The failure of such operators and their contractors to perform their services in a proper manner could result in materially adverse consequences to the owners of interests in that particular property, including us.

Our percentage share of oil and gas revenues from our Indonesian property is diminished by the terms of our production sharing contract in the Bengara Block.

C-G Bengara owns 100% of the underlying rights to explore for and produce oil and natural gas within the Bengara Block.  We have a 12% interest in C-G Bengara. C-G Bengara is subject to a production sharing contract, which means generally that C-G Bengara is entitled to receive, from production proceeds, 100% of expenditures in the block as “cost recovery.” Once these costs are recovered, C-G Bengara’s production share will be reduced to approximately 26.7% of oil produced and 62.5% of all natural gas produced. We are entitled to 12% of C-G Bengara’s reduced share of any such production.

Drilling and completion equipment, services, supplies and personnel are scarce and may not be available when needed, which could significantly disrupt or delay our operations.

From time to time, there has been a general shortage of drilling rigs, equipment, supplies and oilfield services in North America and Indonesia, which may intensify with current increased industry activity. In addition, the costs and delivery times of rigs, equipment and supplies have risen. There can be no assurance that sufficient drilling and completion equipment, services and supplies will be available when needed. Shortages could delay our proposed exploration, development drilling, and sales activities, which could have a material adverse effect on our results of operations. Our oil and natural gas revenues were $6.9 million for the year ended December 31, 2007. Future revenues could decline from those levels if we experience delays in our proposed exploration, development drilling, and sales activities. The demand for, and wage rates of, qualified rig crews have risen in the drilling industry due to the increasing number of active rigs in service. If the demand for qualified rig crews continues to rise in the drilling industry, then the oil and gas industry may experience shortages of qualified personnel to operate drilling rigs. This could delay our drilling operations and adversely affect our financial condition and results of operations.

Our working interest in properties, and our ability to realize any profits from such properties, will be diminished to the extent that we enter into farmout arrangements with unaffiliated third parties.

We have previously entered into, and may in the future enter into, farmout arrangements with third parties willing to drill natural gas and oil wells on leaseholds in which we originally acquired working interests, in exchange for our assignment of part or all of our leasehold interests. As a consequence of these arrangements, our retained interests in properties which are subject to farmout arrangements have been or may be diminished. Our opportunity to realize revenues and profits from properties which are successfully developed under farmout arrangements will be diminished to the extent of our reduced interests.

Competition with other oil and natural gas exploration and development drilling companies for viable oil and natural gas properties may limit our success.

It is likely that in seeking future property acquisitions, we will compete with companies which have substantially greater financial and management resources. Our competition comes primarily from three sources:

(a)                                  those competitors that are seeking oil and gas fields for expansion, further drilling, or increased production through improved engineering techniques;

(b)                                 income-seeking entities purchasing a predictable stream of earnings based upon historic production from fields being acquired; and

(c)                                  junior companies seeking exploration opportunities in unknown, unproven territories.

Our competitors may be able to pay more for productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to acquire additional properties in the future will depend upon our ability to conduct efficient operations, evaluate and select suitable properties, implement advanced technologies and consummate transactions in a highly competitive environment.

Estimates of oil and natural gas reserves are inherently imprecise. Any material inaccuracies in these reserve estimates or underlying assumptions will affect materially the quantities and present value of our reserves.

Estimates of proved oil and natural gas reserves and the future net cash flows attributable to those reserves are prepared by independent petroleum engineers and geologists. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and cash flows attributable to such reserves, including factors beyond our control and that of our engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Different reserve engineers may make different estimates of reserves and cash flows based on the same available data. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and natural gas prices and expenditures for future development drilling and exploration activities, and of engineering and geological interpretation and judgment. Additionally, reserves and future cash flows may be subject to material downward or upward revisions, based upon production history, development drilling and exploration activities and prices of oil and natural gas. Actual future production, revenue, taxes, development drilling expenditures, operating expenses, underlying information, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and underlying information set forth herein.

Competitive pressures may force us to implement new technologies at substantial cost and our limited financial resources may limit our ability to implement such technologies at the same rate as our competitors.

The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. Other oil and gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we do. There can be no assurance that we will be able to respond to such competitive pressures and implement such technologies on a timely basis or at all. One or more of the technologies currently utilized by us or implemented in the future may become obsolete.

We will require additional capital to fund our future activities. Our ability to pursue our business plan may be restricted by our access to additional financing.

Until such time as the properties in which we own interests are generating sufficient cash flow to fund planned capital expenditures, we will be required to raise additional capital through the issuance of additional securities or otherwise sell or farm out interests in our oil and natural gas properties to third parties. If and when the properties in which we own interests become productive and have adequate reserves, we may borrow funds to finance our future oil and natural gas operations and exploratory and development drilling activities. We may not be able to raise additional funds in the future from any source or, if such additional funds are made available to us, we may not be able to obtain such additional financing on terms acceptable to us. To the extent such funds are not available from any of those sources, our operations and activities will be limited to those operations and activities we can afford with the funds then available to us. We have committed to a three well drilling program in our Madisonville project to facilitate the expansion of the gas treatment plant. The commitment is not discretionary. While we have fulfilled the commitment to drill the first two wells of the three well commitment, we are further required to drill a third well sufficient to test the Smackover Formation (estimated to be encountered at approximately 18,000 feet) on or before September 30, 2008. This well is expected to cost approximately $12 million to drill and complete. We have granted MGP a security interest in the Madisonville Field properties to secure the three well commitment. Subject to events of force majeure, and the availability of suitable drilling rigs, well services, and equipment, our failure to drill this well could result in the loss of our interest in the Madisonville Project. Our larger competitors, by reason of their size and relative financial strength, may be more easily able to access capital markets than us.

The volatility in crude oil and natural gas prices could adversely affect our financial results and ability to raise additional capital.

Our revenues, cash flows and profitability are substantially dependent on prevailing prices for both oil and natural gas. Decreases in natural gas prices will decrease revenues and cash flows from the Madisonville Project and our other producing properties, if any, and decreases in oil and natural gas prices could deter potential investors from investing in our company and generally impede our ability to raise additional financing to fund our exploration and development drilling activities. Historically, oil and natural gas prices and markets have been volatile, and they are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of, and demand for, oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include, but are not limited to, political conditions in the Middle East and other regions, internal and political decisions of OPEC and other oil and natural gas producing nations to decrease or increase production of crude oil, domestic and foreign supplies of oil and natural gas, consumer demand, weather conditions, domestic and foreign government regulations, transportation costs, the price and availability of alternative fuels and overall economic conditions.

Our current operations are particularly exposed to volatility in natural gas prices because a portion of the fees we pay to process natural gas at the Madisonville gas treatment plant is fixed. The sale price of natural gas must be above a minimum price of approximately $3.00 per Mcf at the present time before we earn any net revenues from the sale of natural gas.

We are subject to a number of operational risks beyond our control against which we may not have, or be able to obtain insurance.

Our operations are subject to the many risks and hazards incident to exploring and drilling for, and producing and transporting, oil and natural gas, including among other risks:

•       blowouts, fires, craterings, pollution and equipment failures that may result in damage to or destruction of wells, producing formations, production facilities and equipment;

•       personal injuries or death due to accidents, human error or acts of God;

•       unavailability of materials and equipment to drill and complete or re-complete wells; unfavorable weather conditions; engineering and construction delays;

•       fluctuations in product markets and prices; proximity and capacity of pipeline, and trucking or termination facilities to our oil and natural gas reserves; hazards resulting from unusual or unexpected geological or environmental conditions; environmental regulations and requirements;

•       accidental leakage of toxic or hazardous materials, such as petroleum liquids or drilling fluids into the environment, remediation and clean-up costs; and

•       political instability and civil unrest, insurrections or disruptions in foreign countries in which some of our interests are located.

If one or more of these events occurs, we could incur substantial liabilities to third parties or governmental entities, the payment of which could have a material adverse effect on our financial condition and results of operations, or we could lose properties in which we have invested significant sums (totaling $53.28 million) which are capitalized as evaluated and unevaluated oil and gas properties as of December 31, 2007.

A loss not covered by insurance could result in substantial expenses to us.

We do not insure fully against all business risks either because such insurance is not available or because premium costs are prohibitive. This is a common practice in the oil and gas industry. However, a loss not fully covered by insurance could result in expenses to us and could have a material adverse effect on our financial position and results of operations. Uninsured losses in excess of $1.0 million would be materially adverse.

We are subject to extensive government regulations that can change from time to time, compliance with which are costly and could negatively impact our production, operations and financial results.

The oil and gas industry is subject to extensive government regulations in the countries in which we operate. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, unitization and pooling of properties and taxation. Historically, our costs of complying with these regulations have not exceeded $100,000 per year. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. We are also subject to changing and extensive tax laws, the effects of which cannot be predicted. Legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effects on our operations. Future laws, or existing laws or regulations, as currently interpreted or reinterpreted or changed in the future, could result in increased operating costs, fines and liabilities, in amounts which are unknown at this time, any of which could materially adversely affect our results of operations and financial condition.

Our industry is subject to extensive environmental regulation that may limit our operations and negatively impact our production.

Extensive national, state, provincial and local environmental laws and regulations in the United States and foreign jurisdictions affect nearly all of our operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for penalties and other liabilities for the violation of such standards and establish in certain circumstances obligations to remediate current and former facilities and locations where operations are or were conducted. In addition, special provisions may be appropriate or required in environmentally sensitive areas of operation.

Environmental legislation may require that we, among other things:

•       acquire permits before commencing drilling;

•       restrict spills, releases or emissions of various substances produced in association with our operations;

•       limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas;

•       take reclamation measures to prevent pollution from former operations;

•       take remedial measures to mitigate pollution from former operations, such as plugging abandoned wells and remediating contaminated soil and groundwater;

•       take remedial measures with respect to property designated as a contaminated site.

The cost of any of these actions is presently unknown but is likely to be significant.

Compliance with existing or future environmental legislation is unknown but could be substantial.

Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur substantial costs to remedy such discharge. Under these laws and regulations, we could be liable for personal injury, clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We could be required to cease production on properties if environmental damage occurs. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. Changes in, or enforcement of, environmental laws may result in a curtailment of our production activities, or a material increase in the costs of production, development drilling or exploration, any of which could have a material adverse effect on our financial condition and results of operations or prospects. We are not presently aware of any environmental liabilities or able to predict the ultimate cost of liabilities not yet recognized. We have recorded an asset retirement obligation in connection with the estimated future costs to plug certain wells in our Madisonville Project in Texas upon abandonment totaling approximately $53,726 as of December 31, 2007.

Our natural gas deliveries to the Madisonville gas treatment plant may be affected by the demands of Crimson Exploration, Inc. (“Crimson”) and other third parties for access to the plant, and as a result, our access to the plant could be restricted.

We are dependent upon the Madisonville gas treatment plant to treat our natural gas. We have committed all natural gas production from our interest in the Madisonville Project to MGP, which has in turn committed to provide treatment capacity of up to 68 MMcf/d for our natural gas. Third parties may seek access to the gas treatment plant through regulatory proceedings, which could restrict our access to the plant, disrupt our production operations and negatively impact our revenues. An example of such a proceeding is the complaint filed by Crimson with the Texas Railroad Commission.  On August 9, 2006, the Texas Railroad Commission issued an order requiring MGP to ratably process, take, transport or purchase natural gas produced by Crimson into the Madisonville gas treatment plant. In October 2007, MGP informed us that they had partially completed construction of the additional treating facilities at the plant.  Subsequently in November 2007, MGP commenced phase-in of the additional treating capacity reaching a temporary peak inlet volume of 21 mmcf/d out of the total contracted 50 mmcf/d design capacity at such additional facilities. However, operations at the additional treating facilities were suspended by MGP in December 2007 in order to make the necessary modifications to effectively deal with the presence of diamondoids in the gas stream produced from the Rodessa Formation. There is no guarantee that we will be able to obtain full access to treatment capacity once the phase-in is completed because, for example, Crimson now has the right to have its natural gas treated at the plant, which may reduce the plant’s ability to treat all of our natural gas, unless the plant’s capacity is further expanded.

Political and/or economic conditions in Indonesia, Canada or the United States could change in manners that negatively affect our operations and prospects in those countries.

Our business activities in Indonesia, Canada and the United States are subject to political and economic risks, including: loss of revenue, property and equipment as a result of unforeseen events like expropriation, nationalization, war, terrorist attacks and insurrection; increases in import, export and transportation regulations and tariffs, taxes and governmental royalties; renegotiation of contracts with governmental entities; changes in laws and policies governing operations of foreign-based companies; exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over international operations; laws and policies affecting foreign trade, taxation and investment; and the possibility of being subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

Terrorist attacks could have an adverse effect on our oil and natural gas operations, especially overseas.

To date, our operations have not been disrupted by terrorist activity. It is uncertain how terrorist activity will affect us in the future, or what steps, if any, the Indonesian, Canadian or American government may take in response to terrorist activities. The attack on the New York World Trade Center in 2001 and the subsequent wars in Afghanistan and Iraq have increased the likelihood that U.S. citizens and U.S. owned interests may be targeted by terrorist groups operating both in the United States and in foreign countries, especially in Indonesia.

We could lose our entire Production Sharing Contract (“PSC”), if BP Migas ascertains we have not discovered commercially producible hydrocarbons.

It is possible that BP Migas could terminate our entire Production Sharing Contract (“PSC”) if it is determined that the hydrocarbons we have discovered are not in commercially producible quantities.  Our Indonesian PSC requires us and our partners to submit to and receive approval from BP Migas for a “Plan of Development” by specified dates in order to maintain our oil and natural gas rights. If we do not establish commerciality and receive an approved Plan of Development for the PSC, or successfully renegotiate the terms, all or part of our contract may be terminated. If this contract is terminated, we would also lose all of our investment in that overseas prospect. If we forfeit our interest in the contract area, it will be necessary to record an impairment write-down equal to the net capitalized costs recorded for the area forfeited. This could have a material adverse impact on our financial condition and results of future operations in future periods. If approval of a Plan of Development is not obtained and if further deferrals of such obligations are not secured, we will need to record an impairment charge equal to the amount of costs capitalized which were approximately $582,946 as of December 31, 2007, and we may lose all of our rights in the Bengara Block.

We may not be able to sell our natural gas production in Indonesia, limiting our ability to obtain a return on our investment there.

Our Indonesian operations lack a local market for natural gas, and if we produce natural gas in Indonesia, it will most likely have to be transported to an area where there is a demand. If no market for natural gas develops locally, we may incur costs for transportation. If we are not able to sell our natural gas production at a commercially acceptable price or at all, we may not be able to obtain a return on our investment in our Indonesian property.

We could lose our ownership interests in our properties due to a title defect of which we are not presently aware.

As is customary in the oil and gas industry, only a perfunctory title examination, if any, is conducted at the time properties believed to be suitable for drilling operations are first acquired. Before starting drilling operations, a more thorough title examination is usually conducted and curative work is performed on known significant title defects. We typically depend upon title opinions prepared at the request of the operator of the property to be drilled. The existence of a title defect on one or more of the properties in which we have an interest could render it worthless and could result in a large expense to our business. Industry standard forms of operating agreements usually provide that the operator of an oil and natural gas property is not to be monetarily liable for loss or impairment of title. The operating agreements to which we are a party provide that, in the event of a monetary loss arising from title failure, the loss shall be borne by all parties in proportion to their interest owned.

Our acquisition activities are subject to uncertainties, may not be successful and provide a return to us on our investments.

We have grown primarily through acquisitions and intend to continue acquiring undeveloped oil and gas properties. Although we perform a review of the properties proposed to be acquired, such reviews are subject to uncertainties. It generally is not feasible to review in detail every individual property involved in an acquisition. Ordinarily, management review efforts are focused on the higher-valued properties; however, even a detailed review of all properties and records may not reveal existing or potential problems; nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are not always performed on every well, and potential problems, such as mechanical integrity of equipment and environmental conditions that may require significant remedial expenditures, are not necessarily observable even when an inspection is undertaken.

We are dependent upon our key officers and employees and our inability to retain and attract key personnel could significantly hinder our growth strategy and cause our business to fail.

While no assurances can be given that our current management resources will enable us to succeed as planned, a loss of one or more of our current directors, officers or key employees could severely and negatively impact our operations and delay or preclude us from achieving our business objectives. Stuart Doshi, David Creel and Chris Steinhauser, the three members of our senior management team, have a combined experience of approximately 100 years in the oil and gas industry. Although we have entered into employment agreements with Messrs. Doshi, Creel and Steinhauser, we could suffer the loss of key individuals for one reason or another at any time in the future. There is no guarantee that we could attract or locate other individuals with similar skills or experience to carry out our business objectives. We maintain “key man” insurance with respect to our Chief Executive Officer, Stuart Doshi.

Some of our directors may become subject to conflicts of interest which could impair their abilities to act in our best interest.

Nick DeMare, one of our directors, is a director, officer and/or significant shareholder of other natural resource companies and David Anderson, another one of our directors, is a director and officer of Dundee Securities Corporation, an investment banking firm that was the lead underwriter of our public offering of common stock in Canada and concurrent previous private placement of common shares with qualified institutional buyers in the U.S. Their association with these other companies in the oil and gas business may give rise to conflicts of interest from time to time. For example, they could be presented with business opportunities in their capacities as our directors, which they could, in turn, offer to the other companies for whom they also serve as directors, rather than to us, whose interests might be competitive with ours. Our directors are required by law to act honestly and in good faith with a view to our best interests and to disclose any interest which they may have in any project or opportunity to us; however, their interests in the other companies may affect their judgment and cause such directors to act in a manner that is not necessarily in our best interests.

Our directors and officers hold significant positions in our shares and their interests may not always be aligned with those of our other shareholders.

As of May 7, 2008 our directors and officers beneficially own approximately 20% of our outstanding common stock. This shareholding level will allow the directors, officers and certain beneficial owners to have a significant degree of influence on matters that are required to be approved by shareholders, including the election of directors and the approval of significant transactions. The short-term interests of our directors, officers and certain beneficial owners may not always be aligned with the long-term interests of our public shareholders, and vice versa. Because our directors, officers and certain beneficial owners have a significant degree of influence on matters that are required to be approved by our shareholders, they could influence the approval of transactions.

Our failure to manage internal or acquisition-based growth may cause operational difficulties and negatively affect our financial performance.

We expect to experience internal and/or acquisition-based growth, which may bring many challenges. Growth in the number of employees, sales and operations will place additional pressure on already limited resources and infrastructure. No assurances can be given that we will be able to effectively manage this or future growth. Our growth may place a significant strain on our managerial, operational, financial and other resources. Our success will depend upon our ability to manage our growth effectively which will require that we continue to implement and improve our operational, administrative and financial and accounting systems and controls and continue to expand, train and manage our employee base. Our systems, procedures and controls may not be adequate to support our operations and our management may not be able to achieve the rapid execution necessary to exploit the market for our business model. If we are unable to manage internal and/or acquisition-based growth effectively, our business, results of operations and financial condition will be materially adversely affected.

Risks Related to this Offering and Our Common Stock

The shareholding position of holders of our common stock could be diluted by future issuances and conversions of other securities.

If our options and warrants are exercised for common shares, holders of our common stock will experience immediate and, depending on the magnitude of the exercises, substantial dilution. As of the date of this prospectus, 2,414,688 shares of our common stock are issuable upon exercise of warrants and 1,920,000 shares of our common stock are issuable upon exercise of options.

Investors may be subject to further dilution if we sell additional common shares or issue additional common shares in connection with future financings. If a significant number of our common shares are sold in the public market, the market price of our common shares could be depressed. This could hamper our ability to raise capital by issuing additional equity securities.

Our results may be affected by fluctuations in currency exchange rates.

Our financial statements are reported in U.S. dollars and all of our revenue, and most of our operating costs, are currently denominated in U.S. dollars; however, we have operations outside the United States and we plan to expend money in Indonesia and Canada, where our operating costs will be denominated in local currencies. Fluctuations in exchange rates may increase our relative cost of operating in these countries, and may therefore have a negative effect on our financial results.

Non- U.S. holders of our common shares may be subject to U.S. federal income tax on the sale of our common shares and purchasers may have IRS withholding requirements

Since we believe that we are a United States real property holding corporation, gain recognized by a non U.S. holder on the sale of our common shares will be subject to U.S. federal income tax at normal graduated rates, and a purchaser will be required to withhold for the benefit of the IRS 10% of the purchase price, unless certain trading requirements are met.  There is an exemption from U.S. federal income tax for non-U.S. holders of 5% or less of our common shares (and therefore no tax withholding requirements) if our common shares are “regularly traded on an established securities market.”  In the event that 100 or fewer persons own 50% or more of our common shares (which had been, may now be and may continue to be, the case), temporary Treasury Regulations provide that our common shares will be “regularly traded on an established securities market” for a calendar quarter if the established securities market is located in the United States and our common shares are regularly quoted by more than one broker or dealer making a market in our common shares; our common shares are currently listed on the American Stock Exchange (which constitutes an established United States securities market for this purpose) and are being regularly quoted.  There can be no assurance, however, that our common shares will continue to be regularly traded on an established securities market for this purpose in any particular calendar quarter so as to avoid U.S. federal income tax on the sale of our common shares by non-U.S. holders of 5% or less of our common shares and the withholding requirement on the purchaser.

At such time that it is no longer the case that 100 or fewer persons own 50% or more of our common shares, under temporary Treasury Regulations, our common shares would also be “regularly traded” on an established securities market for a calendar quarter if:  (a) our common shares trade, other than in de minimis quantities, on at least 15 days during the calendar quarter; (b) the aggregate number of our common shares traded during the calendar quarter is at least 7.5% of the average number of our common shares outstanding during such calendar quarter (reduced to 2.5% if there are 2,500 or more record shareholders); and (c) in the event that our common shares are traded on an established securities market located outside the United States, the common shares are registered under Sec. 12 of the Securities Exchange Act of 1934 (which is presently the case).  See “Material Income Tax Consequences—Dispositions of Common Shares” for a more detailed discussion.

There is a limited public market for our common shares, and the ability of our shareholders to dispose of their common shares may be limited.

Our common shares have been listed on The Toronto Stock Exchange since March 2006, and have been trading on the American Stock Exchange since February 15, 2007. We cannot foresee the degree of liquidity that will be associated with our common shares. A holder of our common shares may not be able to liquidate his, her or its investment in a short time period or at the market prices that currently exist at the time the holder decides to sell. The purchase and sale of relatively small common share positions may result in disproportionately large increases or decreases in the price of our common shares. A trade involving a large number of common shares could have an exaggerated effect on the reported market price of our common shares.

Our stock price may fluctuate significantly.

The stock market in general and the market for natural gas and oil exploration companies have experienced price and volume fluctuations that are often unrelated or disproportionate to the operating results or asset values of companies. These broad market and industry factors may seriously impact the market price and trading volume of our common shares regardless of our actual operating performance. The market price of our common stock could also fluctuate significantly as a result of:

•                  actual or anticipated quarterly variations in our operating results and our reserve estimates;

•                  changes in expectations as to our future financial performance or changes in financial estimates, if any, of public market analysts;

•                  announcements relating to our business or the business of our competitors;

•                  conditions generally affecting the oil and natural gas industry, including changes in oil and natural gas prices;

•                  speculation in the press or investment community;

•                  general market and economic conditions;

•                  the success of our operating strategy; and

•                  the operating and stock price performance of other comparable companies.

The large numbers of shares of our common stock eligible for sale following this offering may depress the market price of our common stock.

The sale of a substantial number of shares of our common stock in the public market, or the perception that substantial sales may occur, could cause the market price of our common stock to decrease. Following this offering, substantially all of the shares of our common stock are freely transferable or will be transferable in compliance with restrictions under the Securities Act of 1933, as amended. These include shares of our common stock sold in this offering, as well as shares of common stock outstanding after this offering which are available for sale in public markets pursuant to Rule 144 or Rule 701 promulgated under the Securities Act.

We will continue to incur significant expenses as a result of being a public company, which may negatively impact our financial performance.

We have incurred and will continue to incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Sarbanes-Oxley Act of 2002, as well as related rules implemented by the Securities and Exchange Commission, or SEC, and the American Stock Exchange, have required changes in corporate governance practices of public companies. Compliance with these laws, rules and regulations has increased our expenses, including our legal and accounting costs, and made some activities more time-consuming and costly. We also believe these laws, rules and regulations have made it more expensive for us to obtain director and officer liability insurance, and in the future we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers. Furthermore, any additional increases in legal, accounting, insurance and certain other expenses that we may experience in the future could negatively impact our financial performance and have a material adverse effect on our results of operations and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Most of the matters discussed within this prospectus include forward-looking statements of our current expectations and projections about future events. Words such as “may,” “should,” “potential,” “continue,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are intended to identify such forward looking statements. These statements are based on our current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties and, therefore, actual results and events may vary significantly from those discussed in the forward-looking statements. These risks and uncertainties include those noted in “Risk Factors” above. Other factors besides those listed here could adversely affect us.

These forward-looking statements may include, among other things, statements relating to the following matters:

•	the level of oil and gas reserves that can be extracted at any of our projects;

•	our ability to extract reserves at commercially attractive prices;

•	our ability to compete against companies with much greater resources than us;

•	identified drilling locations;

•	exploration and development drilling prospects, inventories, projects and programs;

•	financial strategy;

•	production;

•	lease operating expenses, general and administrative costs and finding and development drilling costs;

•	future operating results; and

•	plans, objectives, expectations and intentions.

We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent we are required to do so by law.

You should not unduly rely on these forward-looking statements in this prospectus as they speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. See the information under the heading “Risk Factors” in this prospectus for some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling shareholders; however if all warrants to acquire our common stock being registered hereunder were to be exercised, we will realize cash proceeds of approximately $3,359,856, which we expect to use for general working capital purposes.

We do not know if, or how many, of the warrants will be exercised. This is our best estimate of our use of proceeds generated from the possible exercise of warrants or options based on the current state of our business operations, our current plans and current economic and industry conditions. Any changes in the projected use of proceeds will be made at the sole discretion of our board of directors.

We reserve the right to change our use of proceeds if we determine that one of our other exploration or drilling activities requires funds or we identify a new exploration or drilling project to pursue. Additional uses of these proceeds may include the drilling of a deep test well in our Madisonville Project, additional flow testing of previously drilled wells in our Bengara PSC in Indonesia, and drilling well(s) in our Cook Inlet Project in Alaska.

SELLING SHAREHOLDERS

This prospectus relates to the proposed resale by the selling shareholders of up to 2,002,599 shares of outstanding common stock and the resale of up to 780,857 shares of common stock issuable upon exercise of warrants.

Any or all of the common shares offered hereby may be offered for sale pursuant to this prospectus by the selling shareholders from time to time. Please see “Plan of Distribution.” Accordingly, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon consummation of any such sales.

Unless otherwise indicated and subject to community property laws where applicable, we believe that each selling shareholder has sole voting and investment power over all shares of common stock shown as beneficially owned by them.

The following table sets forth as of May 7, 2008 certain information concerning the persons for whom we are registering the shares for resale to the public. We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We prepared the table based on the information furnished to us by the selling shareholders named in the table below, and we have not sought to verify such information. Information concerning the selling shareholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary; provided, however that the addition of any selling shareholders or other material changes will be set forth in a post-effective amendment to the registration statement.

The following table contains information as of May 7, 2008 regarding:

•	the amount of our common stock beneficially owned by selling shareholders prior to the commencement of the offering described in this prospectus;

•	the amount of our common stock offered by selling shareholders by means of this prospectus;

•	the amount of our common stock beneficially owned by selling shareholders after completion of the offering described in this prospectus; and

•	the percentage of our common stock beneficially owned by selling shareholders after completion of the offering described in this prospectus.

For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from May 7, 2008 upon the exercise of warrants or options. Each beneficial owner’s percentage is determined by assuming that options, warrants or conversion rights that are held by that person regardless of price, but not those held by any other person, and which are exercisable within 60 days from May 7, 2008, have been exercised. There were 31,583,007 shares of our common stock outstanding as of May 7, 2008.

			Number
	Number	Number	of Shares of	Percentage
	of Shares of	of Shares of	Common Stock	of Class
	Common Stock	Common Stock	Beneficially	Beneficially
	Owned Before	Offered	Owned After	Owned After
Name	Offering	Hereunder	the Offering	Offering (1)

Black Rock Energy Opportunity Master Fund (2)	545,324	545,324	125,844	*
SSR Energy and Natural Resources Hedge Fund LLC (3)	487,995	487,995	112,614	*
Opus Select Strategies LLC (4)	8,840	8,840	2,040	*
Edison Sources Ltd. (5)	178,490	178,490	41,190	*
Black Rock Energy Opportunity Master Fund Employee (6)	130,000	130,000	30,000	*
ECS Capital Management, L.P. (7)	129,299	129,299	76,052	*
Ironman PI Fund (QP), L.P. (8)	506,494	506,494	116,883	*
Carlyle Multi-Strategy Master Fund, Ltd. (9)	650,000	650,000	150,000	*
Brad Nelson (10)	16,883	16,883	3,896	*
Christopher T. Czuppon (11)	10,131	10,131	2,338	*
Michael Ditzler (12)	70,500	25,000	70,500	*
Michael Karasik (13)	35,000	15,000	35,000	*
Kim Perich (14)	10,000	5,000	10,000	*
Rincon Energy, LLC (15)	25,000	25,000	25,000	*
Pine Hill Capital LLC (16)	200,000	50,000	200,000	*

TOTAL	3,003,956	2,783,456	1,001,357

*	Indicates less than 1%

(1)

Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus, except for those shares of common stock which are issuable upon exercise of warrants.

(2)

Shares of common stock beneficially owned before and after the offering includes 125,844 shares issuable upon exercise of warrants owned by BlackRock Energy Opportunity Master Fund, L.P. BlackRock Capital Management, Inc. is the investment advisor for the BlackRock Energy Opportunity Master Fund, L.P. and, as such, has sole voting and invesment control over these securities. Dan Rice is the Managing Director of BlackRock Capital Management, Inc. Number of shares offered hereby includes 125,844 shares issuable upon exercise of warrants.

(3)

Shares of common stock beneficially owned before and after the offering includes 112,614 shares issuable upon exercise of warrants owned by SSR Energy and Natural Resources Hedge Fund LLC. State Street Research & Management Company is the investment advisor for the SSR Energy and Natural Resources Hedge Fund LLC and, as such, has sole voting and invesment control over these securities . Dan Rice is the Managing Director of State Street Research & Management Company. Number of shares offered hereby includes 112,614 shares issuable upon exercise of warrants.

(4)

Shares of common stock beneficially owned before and after the offering includes 2,040 shares issuable upon exercise of warrants owned by Opus Select Strategies, LLC. BlackRock Capital Management, Inc. is the investment advisor for the Opus Select Strategies, LLC and, as such, has sole voting and invesment control over these securities. Dan Rice is the Managing Director of BlackRock Capital Management, Inc. Number of shares offered hereby includes 2,040 shares issuable upon exercise of warrants.

(5)

Shares of common stock beneficially owned before and after the offering includes 41,190 shares issuable upon exercise of warrants owned by Edison Sources Ltd. State Street Research & Management Company is the investment advisor for the Edison Sources Ltd. and, as such, has sole voting and invesment control over these securities . Dan Rice is the

Managing Director of State Street Research & Management Company. Number of shares offered hereby includes 41,190 shares issuable upon exercise of warrants.

(6)

Shares of common stock beneficially owned before and after the offering includes 30,000 shares issuable upon exercise of warrants owned by BlackRock Energy Opportunity (Employees) Fund, L.P. BlackRock Capital Management, Inc. is the investment advisor for the BlackRock Energy Opportunity (Employees) Fund, L.P. and, as such, has sole voting and invesment control over these securities . Dan Rice is the Managing Director of BlackRock Capital Management, Inc. Number of shares offered hereby includes 30,000 shares issuable upon exercise of warrants.

(7)

Shares of common stock beneficially owned before and after the offering includes 76,052 shares issuable upon exercise of warrants owned by ECS Capital Management, L.P. Russel Weinberg and Keith Behrens, General Partners, have shared voting and invesment control over these securities . Messrs. Weinberg and Behrens are partners of Energy Capital Solutions, LP, a registered broker dealer. The number of shares being registered on behalf of ECS Capital Management, LP includes 60,078 shares underlying warrants which were issued as compensation for investment banking services.Number of shares offered hereby includes 76,052 shares issuable upon exercise of warrants.

(8)

Shares of common stock beneficially owned before and after the offering includes 116,883 shares issuable upon exercise of warrants owned by Ironman PI Fund (QP), L.P. G. Bryan Dutt, Managing Director, has sole voting and invesment control over these securities . Number of shares offered hereby includes 116,883 shares issuable upon exercise of warrants.

(9)

Shares of common stock beneficially owned before and after the offering includes 150,000 shares issuable upon exercise of warrants owned by Carlyle Multi-Strategy Master Fund, Ltd. Carlyle-Blue Wave Partners Management, LP (“CBWPM”) is the investment manager for Carlyle Multi-Strategy Master Fund, Ltd. and has sole voting and invesment control over these securities. Ralph Reynolds and Richard Goldsmith are the managing members of a managing member of the general partner of CBWPM, and each of Mr. Goldsmith, Mr. Reynolds, and CBWPM may thereby be deemed to have beneficial ownership of such securities. To the extent permitted by law, Mr. Goldsmith, Mr. Reynolds, CBWPM and any entities controlled by any of them, each disclaim beneficial interest in such securities. Number of shares offered hereby includes 150,000 shares issuable upon exercise of warrants.

(10)

Shares of common stock beneficially owned before and after the offering includes 3,896 shares issuable upon exercise of warrants. Mr. Nelson is a partner with Energy Capital Solutions, LP, a registered broker dealer. Number of shares offered hereby includes 3,896 shares issuable upon exercise of warrants.

(11)

Shares of common stock beneficially owned before and after the offering includes 2,338 shares issuable upon exercise of warrants. Mr. Czuppon is associated with Energy Capital Solutions, LP, a registered broker dealer. Number of shares offered hereby includes 2,338 shares issuable upon exercise of warrants.

(12)

Shares of common stock beneficially owned before and after the offering includes 25,000 shares issuable upon exercise of warrants. Number of shares offered hereby includes 50,000 shares issuable upon exercise of warrants.

(13)

Shares of common stock beneficially owned before and after the offering includes 15,000 shares issuable upon exercise of warrants. Number of shares offered hereby includes 15,000 shares issuable upon exercise of warrants.

(14)

Shares of common stock beneficially owned before and after the offering includes 5,000 shares issuable upon exercise of warrants. Number of shares offered hereby includes 5,000 shares issuable upon exercise of warrants.

(15)

Shares of common stock beneficially owned before and after the offering includes 25,000 shares issuable upon exercise of warrants. Thomas M. Skirvin, Principal, has sole voting and investment control over these securities. Number of shares offered hereby includes 25,000 shares issuable upon exercise of warrants.

(16)

Shares of common stock beneficially owned before and after the offering includes 200,000 shares issuable upon exercise of warrants. James W. Fisher, has sole voting and investment control over these securities. Number of shares offered hereby includes 50,000 shares issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

•                      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                      block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                      purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•                      an exchange distribution in accordance with the rules of the applicable exchange;

•                      privately negotiated transactions;

•                     to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission;

•                     broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•                      a combination of any of these methods of sale; and

•                      any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, concessions and similar selling expenses they incur.

We and certain of the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

MATERIAL INCOME TAX CONSEQUENCES

United States Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common shares applicable to non-U.S. holders (as defined below). This summary is based on the Internal Revenue Code of 1986 (the “Code”), and Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to any of which, subsequent to the date of this prospectus, may affect the tax consequences described herein. We undertake no obligation to update this tax summary in the future. This summary applies only to non-U.S. holders that will hold our common shares as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to be a complete analysis of all the potential tax consequences that may be material to a non-U.S. holder based on his, her or its particular tax situation. This summary also does not address tax consequences applicable to non-U.S. holders that may be subject to special tax rules, such as “controlled foreign corporations,” “passive foreign investment companies,” persons liable for the “alternative minimum tax,” certain former citizens and long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax. Such persons should consult with their own tax advisors to determine the U.S. federal tax consequences that may be relevant to them. In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common shares through partnerships or other pass-through entities. A partner in a partnership that will hold our common shares should consult his or her tax advisor regarding the tax consequences of the ownership and disposition of our common shares. Moreover, this discussion does not consider the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws.

References to a non-U.S. holder mean a beneficial owner of our common shares that for U.S. federal income tax purposes is other than:

•	a citizen or individual resident of the United States, as determined for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that is subject to the primary supervision of a U.S. court and to the control of one or more U.S. persons, or that was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions and Dispositions

Distributions on Common Shares

In general, if distributions are made with respect to our common shares, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and be subject to withholding as discussed in the following paragraph. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s basis in the common shares and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the common shares, the tax treatment of which is discussed below under “Dispositions of Common Shares.” In addition, if we are a U.S. real property holding corporation (“USRPHC”), and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10%), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, with the excess portion of the distribution subject to withholding as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Dispositions of Common Shares”).

Generally, dividends paid to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate, subject to the two following exceptions:

•             Dividends effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States or, if a tax treaty applies, dividends effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and attributable to a U.S. permanent establishment (or a fixed based in the case of an individual) maintained by the non-U.S. holder, generally will not be subject to withholding if the non-U.S. holder complies with applicable certification requirements of the Internal Revenue Service (“IRS”) and generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates. In the case of a non-U.S. holder that is a corporation, such effectively connected dividends also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

•             The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. In the case of a non-U.S. holder entitled to the benefits of the income tax treaty between the U.S. and Canada, the tax rate is reduced to 15%. Under applicable Treasury Regulations, to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder generally will be required to satisfy applicable certification and other requirements prescribed by such Treasury Regulations. A non-U.S. holder of our common shares eligible for a reduced rate of U.S. withholding tax may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Dispositions of Common Shares

Generally, a non-U.S. holder will not be subject to U.S. federal income tax with respect to gain recognized upon the disposition of such non-U.S. holder’s common shares unless:

•             We are or have been a USRPHC for U.S. federal income tax purposes at any time during the five-year period ending on the date of disposition or such shorter period that such common shares were held and certain trading requirements described below are not met;

•             the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•             such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States or, if a tax treaty applies, the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and is attributable to a U.S. permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder.

An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States). A non-U.S. holder described in the third bullet point above will be subject to tax on the gain derived from the sale under regular graduated U.S. federal income tax rates and, if it is a corporation, may be subject to the branch profits tax at a rate equal to 30% (or such lower rate as may be prescribed by an applicable tax treaty).

As to matters described in the first bullet point above, we believe we are currently a USRPHC for U.S. federal income tax purposes. Therefore, unless certain trading requirements described below are met, the sale of our common shares by a non-U.S. holder will be subject to U.S. federal income tax at normal graduated rates with respect to gain recognized. In addition, the purchaser of our common shares will be required to withhold tax at the rate of 10% of the amount realized from the sale and to report and remit such tax to the IRS within 20 days of the purchase. Such withheld amount is not an additional tax but is a credit against the non-U.S. holder’s U.S. federal income tax liability arising from the sale. If our common shares are “regularly traded on an established securities market,” however, the common shares will not be treated as an interest in a USRPHC (and therefore gain recognized on disposition will not be subject to U.S. federal income tax) with respect to non-U.S. holders who do not hold, actually or constructively, more than 5% of our outstanding common shares at any time during the five-year period ending on the date of disposition or such shorter period that such common shares were held. In addition, the purchaser of our common shares will not be required to withhold tax if our common shares are “regularly traded on an established securities market” (regardless of whether the selling non-U.S. holder held more than 5% of our outstanding common shares).

An “established securities market” consists of any of the following: (a) a United States national securities exchange which is registered under Sec. 6 of the Securities Exchange Act of 1934; (b) a non-United States national securities exchange which is officially recognized, sanctioned, or supervised by a governmental authority; or (c) any over-the-counter market. Presently, our common shares are traded on the American Stock Exchange (“AMEX”) which is a United States national securities exchange registered under Section 6 of the Securities Exchange Act of 1934. Thus our shares are presently traded on an “established securities market.”

Under temporary Treasury Regulations, for so long as 100 or fewer persons own 50% or more of our common shares (which is the case now and which we anticipate will continue to be the case for some period of time), the common shares will be “regularly traded” on an established securities market for a calendar quarter only if the established securities market is located in the United States and the common shares are regularly quoted by more than one broker or dealer making a market in the common shares. A broker or dealer makes a market in a class of stock only if the broker or dealer holds himself out to buy or sell shares of such class of stock at the quoted price.

At such time that it is no longer the case that 100 or fewer persons own 50% or more of our common shares, under temporary Treasury Regulations, our common shares would also be “regularly traded” on an established securities market for a calendar quarter if: (a) our common shares trade, other than in de minimis quantities, on at least 15 days during the calendar quarter; (b) the aggregate number of our common shares traded during the calendar quarter is at least 7.5% of the average number of our common shares outstanding during such calendar quarter (reduced to 2.5% if there are 2,500 or more record shareholders); and (c) in the event that our common shares are traded on an established securities market located outside the United States, either (x) the common shares are registered under Sec. 12 of the Securities Exchange Act of 1934, or (y) we attach a statement to our U.S. federal income tax return providing the following information:

•             a caption stating “The following information concerning certain shareholders of this corporation is provided in accordance with the requirements of § 1.897-9T”;

•             the name and state in which we are incorporated, our principal place of business, and our employer identification number;

•             the identity of each person who, at any time during our tax year, was the beneficial owner of more than 5% of our common shares;

•             the total number of common shares issued; and

•             with respect to each beneficial owner of more than 5% of our common shares, the number of our common shares owned, the percentage of our common shares represented thereby, and the nature of the beneficial ownership of our common shares so owned.

Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our foreign real property interests and other business assets, we may not be a USRPHC in the future. Even if and when we are no longer a USRHPC, however, generally only after we have not been a USRPHC for five consecutive years will the income tax and withholding requirements terminate.

Information Reporting and Backup Withholding

Information Reporting

We must report annually to the IRS and to each non-U.S. holder the entire amount of any distribution irrespective of any estimate of the portion of the distribution that represents a taxable dividend paid to such non-U.S. holder, and the tax withheld with respect to such distribution. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

The payment of proceeds from the sale of our common shares by a broker to a non-U.S. holder which is not subject to the USRPHC withholding and reporting rules discussed above is generally not subject to information reporting if:

•             the beneficial owner of our common shares certifies its non-U.S. status under penalties of perjury, or otherwise establishes an exemption; or

•             the sale of our common shares is effected outside the United States by a foreign office, unless the broker is:

•             a U.S. person as defined in the Code;

•             a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States;

•             a controlled foreign corporation for U.S. federal income tax purposes; or

•             a foreign partnership, if, at any time during its tax year, one or more of its partners are U.S. persons as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Backup Withholding

Dividends paid to a non-U.S. holder of our common shares generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. The payment of proceeds from a disposition of our common shares effected by a non-U.S. holder outside the United States by or through a foreign office of a broker generally will not be subject to backup withholding. Payment of the proceeds from a disposition by a non-U.S. holder of our common shares made by or through the U.S. office of a broker is generally not subject to backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we, our paying agent or the broker had actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax. Any amount withheld under these rules from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund provided the required information is furnished timely to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a non-U.S. holder’s particular situation. Anything contained in this summary concerning any U.S. federal tax issue is not intended or written to be used, and it cannot be used, for the purpose of avoiding federal tax penalties under the Code. This summary was written to support the promotion or marketing of the transactions or matters addressed by this prospectus. Potential investors should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of our common shares, including the tax consequences under U.S. federal, state, local, foreign and other tax laws, including gift and estate tax laws, and the possible effects of changes in federal or other tax laws.

LEGAL MATTERS

The validity of our shares of common stock offered hereby will be passed upon by Greene Radovsky Maloney Share & Hennigh LLP.

EXPERTS

The unaudited supplementary oil and gas reserve information incorporated by reference in this prospectus has been included in reliance of the report of, and on the authority of  MHA Petroleum Consultants.

The consolidated financial statements incorporated by reference in this prospectus have been audited by Hein & Associates LLP, independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder.  The registration statement, including exhibits thereto, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus.  A copy of the registration statement can be obtained at the address set forth below.  You should read the registration statement for further information about us and these securities.

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act.  You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.  The SEC also maintains a web site that contains reports, proxy statements, information statements and other information about issuers, like GeoPetro Resources Company, who file electronically with the SEC.  The address of that web site is www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information that we file with it.  This means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents  listed below and future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) until the offering is terminated:

(1)           Our annual report on Form 10-K for our fiscal year ended December 31, 2007, as filed with the SEC on  March 31, 2008;

(2)           The description of our common stock contained in our Form 8-A as filed with the SEC on January 31, 2007; and

(3)           Our report on Form 8-K as filed with the SEC on April 25, 2008.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to in “Incorporation of Certain Documents by Reference” which have been or may be incorporated in this prospectus by reference. Requests for such copies should be directed to our Secretary at GeoPetro Resources Company, One Maritime Plaza, Suite 700, San Francisco, California, USA 94111, telephone number (415) 398-8186.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to.  We have not authorized anyone else to provide you with different information.

You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.  However, you should realize that the affairs of the Company may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

GeoPetro’s Articles of Incorporation and its Bylaws limit the liability of directors and provide that directors and officers shall be indemnified to the fullest extent permitted by California law. Section 317 of the California Corporations Code permits indemnification to be authorized by either: (a) a majority vote of disinterested directors constituting a quorum of the board of directors; (b) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion; (c) a vote of the shareholders; or (d) a court. The California Corporations Code states, generally, that to the extent a director or officer is successful on the merits in defense of a proceeding, he or she has the right to be indemnified against expenses actually and reasonably incurred in connection therewith.

GeoPetro has obtained a directors and officers liability insurance policy for the purposes of indemnification which shall cover all elected and appointed directors and officers of GeoPetro up to $15,000,000 for each claim and $15,000,000 in the aggregate. GeoPetro believes that the limitation of liability provision in its Articles of Incorporation, and the directors and officers liability insurance will facilitate GeoPetro’s ability to continue to attract and retain qualified individuals to serve as directors and officers of GeoPetro.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of GeoPetro, GeoPetro has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by GeoPetro of expenses incurred or paid by a director, officer, or controlling person of GeoPetro in the successful defense of any action, suitor proceeding) is asserted by such director, officer or controlling person of GeoPetro in connection with the securities being registered, GeoPetro will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

GLOSSARY OF OIL AND NATURAL GAS TERMS

In this report, unless the context otherwise requires, the following terms shall have the indicated meanings. A reference to an agreement means the agreement as it may be amended, supplemented or restated from time to time.

“Bengara II PSC” means the PSC dated December 4, 1997 between C-G Bengara and Pertamina.

“Bengara Block” means the contract area in the Indonesian province of East Kalimantan designated as the Bengara (II) PSC Block.

“BP Migas” means Badan Pelaksana Minyak Dan Gas Muni, a new executive board established by the government of Indonesia in 2002 for oil and gas upstream operations and an implementing body created to assume the role of Pertamina’s regulatory functions and responsibilities in managing oil and gas contractors.

“CBM” means coal bed methane, which is methane found in coal seams. It is produced by non-traditional means, and therefore, while it is sold and used the same as traditional natural gas, its production is different. CBM is generated either from a biological process as a result of microbial action or from a thermal process as a result of increasing heat with depth of the coal. Often a coal seam is saturated with water, with methane held in the coal by water pressure.

“C-G Bengara” means Continental-GeoPetro (Bengara II) Ltd., a British Virgin Islands corporation owned 12% by GeoPetro.

“CG Xploration” means CG Xploration Inc., a Delaware corporation owned 50% by GeoPetro.

“C-G Yapen” means Continental-GeoPetro (Yapen) Ltd., a British Virgin Islands corporation formerly owned 40% by GeoPetro.

“CNPC” means CNPCHK (Indonesia) Limited. CNPC is a wholly owned subsidiary of CNPC (Hong Kong) Limited, a publicly held company based in Hong Kong where its shares trade on the Hong Kong Stock Exchange under the listing number 0135.HK.

“Company” or “GeoPetro” means GeoPetro Resources Company, a corporation incorporated under the laws of the State of California and its wholly-owned subsidiaries.

“Condensate” means a low-density, high-API gravity liquid hydrocarbon product that is generally produced in association with natural gas. Condensate is mainly composed of propane, butane, pentane and heavier hydrocarbon fractions.

“Continental” means Continental Energy Corporation.

“Cook Inlet Option” means the option granted to GeoPetro by Pioneer to acquire a 100% working interest (81% net revenue interest) in approximately 122,000 acres in Cook Inlet, near Anchorage, Alaska.

“CRA” means the Canada Revenue Agency.

“EIA” means the United States Energy Information Administration.

“EP 408” means the approximately 201,000 gross (52,675 net) acre permit area including the Whicher Range gas field in the South Perth basin of Western Australia designated as Exploration Permit 408 which we transferred to an unrelated party in June 2007.

“Evaluated Properties” means those properties that are producing oil or gas or on which, based on known geological and engineering data, oil and gas reserves are reasonably certain to exist.

“Fannin Well” means the Angela Farris Fannin No. 1 well located at the Madisonville Field.

“Farmout” means an agreement whereby a third party agrees to pay for the drilling of a well on one or more of GeoPetro’s properties in order to earn an interest therein with GeoPetro retaining a residual interest in such properties.

“Flow-Through Share” means a share of common stock issued as a “flow-through share” within the meaning of Canadian tax law.

“Gateway” means Gateway Processing Company, a Texas corporation that has constructed pipeline facilities at the Madisonville Field.

“GeoPetro Alaska” means GeoPetro Alaska LLC, an Alaska limited liability company, which is a wholly-owned subsidiary of GeoPetro.

“GeoPetro Canada” means GeoPetro Canada Ltd., an Alberta corporation, which is a wholly-owned subsidiary of GeoPetro.

“Hanover” means Hanover Compression Limited Partnership, a Delaware limited partnership that has constructed and previously operated treatment facilities at the Madisonville Field.

“Hanover Agreement” means, collectively, the First Amended and Restated Master Agreement, dated as of September 12, 2002 among Redwood, Hanover and Gateway, as amended, providing for the processing of natural gas from the Madisonville Field, and the agreements related thereto, which agreements were in effect prior to August 2005.

“LPG” means liquefied petroleum gas.

“Madisonville Field” means the Madisonville (Rodessa) field in Madison County, Texas.

“Madisonville Project” means the oil and natural gas exploration, development and production project at the Madisonville Field.

“Magness Well” means the UMC Ruby Magness No. 1 well located at the Madisonville Field.

“Makapan Gas Field” means the Makapan gas field in East Kalimantan, Indonesia.

“MGP” means Madisonville Gas Processing, LP, a Colorado Limited Partnership that has purchased from Hanover and currently operates the treatment facilities at the Madisonville Field, and is jointly owned by JPMorgan Partners and Bear Cub Investments LLC.

“MGP Agreement” means, collectively, the Termination and Release Agreement, Madisonville Field Development Agreement, Gas Purchase Contract between Redwood LP as Seller, and MGP as Buyer, Escrow Agreement and Dedication Agreement, all effective as of August 1, 2005 among Redwood LP, MGP, Gateway and Gateway Pipeline Company, providing for the termination of the Hanover Agreement, the expansion of the treatment facilities and the provision of the gathering, processing, transportation and sale of natural gas from the Madisonville Field.

“Mitchell Well” means the Mitchell No. 1 well located at the Madisonville Field.

“Pertamina” means Perusahaan Pertambangan Minyak Dan Gas Bumi Negara, the previous Indonesian state-owned oil and natural gas company established in 1971 which had exclusive authority to explore, drill for, and produce oil and natural gas minerals in Indonesia. In accordance with the new Indonesian Oil and Gas Law, its corporate form has been changed to become a state-owned limited liability company established under Indonesian Company Law, and all rights and obligations of Pertamina under existing PSCs shall pass to BP Migas.

“Pioneer” means Pioneer Oil Company, Inc.

“Proved developed oil and gas reserves” means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

“Proved developed nonproducing reserves” means reserves expected to be recovered from zones behind casing in existing wells.

“Proved oil and gas reserves” means estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

(i)                Reservoirs are considered proved if economic producibility is supported by either actual production or a conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(ii)             Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(iii)          Estimates of proved reserves do not include the following:

(A)         oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”;

(B)           crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

(C)           crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

(D)          crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

“Proved undeveloped reserves” means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates, for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

“PSC” means a production sharing contract, being a contract with Pertamina whereby Pertamina contracts with a petroleum company to explore for, develop and extract petroleum substances from a particular license area, on Pertamina’s behalf, at the risk and expense of the petroleum company, in exchange for a share of the production.

“Redwood” means Redwood Energy Company, a Texas corporation, which is a wholly-owned subsidiary of GeoPetro and which is the general partner of, and holds a 5% interest in, Redwood LP.

“Redwood LP” means Redwood Energy Production, L.P., a Texas limited partnership, the sole limited partner of which is GeoPetro and which is 100% owned, directly or indirectly, by GeoPetro.

“Rodessa Formation” means the geological formation at the Madisonville Field existing at a depth of approximately 12,000 feet.

“Seismic” means data collected that uses reflected seismic waves to produce images of the Earth’s subsurface. The method requires a controlled seismic source of energy, such as dynamite or a specialized air gun. By noting the time it takes for a reflection to arrive at a receiver, it is possible to estimate the depth of the feature that generated the reflection.

“South Texas GeoPetro” means South Texas GeoPetro, LLC., a Texas limited liability company, the sole limited partner of which is GeoPetro and which is 100% owned, directly or indirectly, by GeoPetro.

“Tertiary Sandstones” means sandstones which were deposited during a geologic time period ranging from 2 to 63 million years ago.

“TSX” means the Toronto Stock Exchange.

“Unevaluated Properties” means properties not yet evaluated through exploration and drilling as to whether or not they have proved reserves.

“U.S. GAAP” means the accounting principles generally accepted in the United States.

“Wilson Well” means the Wilson No. 1 well located at the Madisonville Field.

“Working interest” means the percentage of undivided interest held by a party in the oil and/or natural gas or mineral lease granted by the mineral owner, which interest gives the holder the right to “work” the property (lease) to explore for, develop, produce and market the leased substances.

ABBREVIATIONS AND CONVERSIONS

In this report, the following abbreviations have the meanings set forth below:

API	American Petroleum Institute
bbl and bbls	barrel and barrels, each barrel representing 34.972 Imperial gallons or 42 U.S. gallons
bbls/d	barrels per day
bcf	billion cubic feet
boe

barrels of oil equivalent converting 6 mcf of natural gas to one barrel of oil equivalent and one barrel of natural gas liquids to one barrel of oil equivalent. Measures of boes may be misleading, particularly if used in isolation. This conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead, but is a commonly used industry benchmark.

boe/d	barrels of oil equivalent per day
degree API	an indication of the specific gravity of crude oil measured on the API gravity scale. Liquid petroleum with a specified gravity of 28 degree API or higher is generally referred to as light crude oil.
LPG	liquefied petroleum gas
mbbls	one thousand barrels
mboe	one thousand barrels of oil equivalent
mcf	one thousand cubic feet
mcf/d	one thousand cubic feet per day
mmbbls	one million barrels
MMBTU	one million British Thermal Units
MMcf	one million cubic feet
MMcf/d	one million cubic feet per day
NGLs	natural gas liquids
Psig	Pounds per square inch gauge
TCF	trillion cubic feet

2,783,456 Shares

GeoPetro Resources Company

Common Shares

PROSPECTUS

      , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

SEC registration fee	$341
Exchange listing fee	$5,000
Printing expenses	$20,000
Fees and expenses of legal counsel	$50,000
Accounting fees and expenses	$40,000
Transfer agent fees	$10,000
Miscellaneous	$10,000
Total	$135,341

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

GeoPetro’s Articles of Incorporation and its Bylaws limit the liability of directors and provide that directors and officers shall be indemnified to the fullest extent permitted by California law. Section 317 of the California Corporations Code permits indemnification to be authorized by either: (a) a majority vote of disinterested directors constituting a quorum of the board of directors; (b) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion; (c) a vote of the shareholders; or (d) a court. The California Corporations Code states, generally, that to the extent a director or officer is successful on the merits in defense of a proceeding, he or she has the right to be indemnified against expenses actually and reasonably incurred in connection therewith.

GeoPetro has obtained a directors and officers liability insurance policy for the purposes of indemnification which shall cover all elected and appointed directors and officers of GeoPetro up to $15,000,000 for each claim and $15,000,000 in the aggregate. GeoPetro believes that the limitation of liability provision in its Articles of Incorporation, and the directors and officers liability insurance will facilitate GeoPetro’s ability to continue to attract and retain qualified individuals to serve as directors and officers of GeoPetro.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of GeoPetro, GeoPetro has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by GeoPetro of expenses incurred or paid by a director, officer, or controlling person of GeoPetro in the successful defense of any action, suitor proceeding) is asserted by such director, officer or controlling person of GeoPetro in connection with the securities being registered, GeoPetro will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

ITEM 16.  EXHIBITS

(a) Exhibits.  The following documents are filed as exhibits to this registration statement.

Exhibit Number	Description
3.1 (2)	Amended and Restated Articles of Incorporation of GeoPetro Resources Company

3.2 (8)	Second Amended and Restated Bylaws of the GeoPetro Resources Company

4.1 (2)	Form of Warrant issued by GeoPetro Resources Company to various investors on various dates.

4.2 (3)	Specimen Common Stock Certificate

4.3

Form of common stock purchase warrant issued to various investors dated August 13, 2007 (filed as exhibit 4.1 to the Company’s Report on Form 8-K as filed with the Securities and Exchange Commission on August 16, 2007, and incorporated herein by reference)

4.4

Registration Rights Agreement between GeoPetro Resources Company and various investors dated August 13, 2007 (filed as Exhibit B to the Form of Unit Subscription Agreement dated August 13, 2007 filed as Exhibit 10.20 to the Company’s Report on Form 8-K as filed with the Securities and Exchange Commission on August 16, 2007 and incorporated herein by reference)

4.5 (6)	Placement Agent Warrant dated August 13, 2007

5.1 (6)	Opinion of Greene Radovsky Maloney Share & Hennigh LLP

10.1 (2)	Joint Venture Agreement Bengara II, Dated January 1, 2000

10.2 (2)	Production Sharing Contract Bengara II, Dated December 4, 1997

10.4 (2)	Exploration Permit#408, Dated July 2, 1997

10.5 (2)	Madisonville Field Development Agreement Dated August 1, 2005

10.6 (2)	Alaska Cook Inlet Option dated April 20, 2005

10.7 (2)†	The 2001 Stock Incentive Plan

10.8 (2)†	The 2004 Stock Option and Appreciation Rights Plan

10.9 (2)†	Stuart Doshi Employment Agreement, Dated July 28, 1997 (effective July 1, 1997) and amendments dated January 11, 2001, July 1, 2003, April 20, 2004, May 9, 2005, July 28, 2005 and January 30, 2006

10.10 (2)†	David Creel Employment Agreement, Dated April 28, 1998 and amendments dated June 15, 2000, May 12, 2003 and January 1, 2005

10.11 (2)†	J. Chris Steinhauser Employment Agreement, Dated June 19, 2000 and amendments dated December 12, 2002 and January 1, 2005

10.12 (2)	Office Lease Agreement, Dated effective March 1, 2004

10.13 (4)	Form of Subscription Agreement for GeoPetro Resources Company stock executed by various investors on various dates.

10.19 (5)	Shares Sale & Purchase Agreement Dated September 29, 2006

10.20 (6)	Form of Unit Subscription Agreement Dated August 13, 2007

10.22 (6)	Promissory Note to Stuart Doshi dated February 12, 2007

10.23 (7)†	Third Amendment to J. Chris Steinhauser Employment Agreement dated December 18, 2007

23.2(1)	Consent of Independent Registered Public Accounting Firm—Hein & Associates LLP

23.3	Consent of Greene Radovsky Maloney Share & Hennigh LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (Included on the signature page to the Company’s initial filing of the Registration Statement on Form S-1, filed on October 9, 2007, Reg. No. 333-146557)

(1)	Filed herewith.

(2)

Filed as the identically numbered exhibit to the Registration Statement on Form S-1, (No. 333-135485), as filed with the Securities and Exchange Commission on June 30, 2006, and incorporated herein by reference.

(3)

Filed as the identically numbered exhibit to the Registration Statement on Form S-1, (No. 333-135485), as filed with the Securities and Exchange Commission on January 31, 2007, and incorporated herein by reference.

(4)	Filed as Exhibit 10.14 to the Registration Statement on Form S-1 (No. 333-135485) as filed with the Securities and Exchange Commission on June 30, 2006, and incorporated herein by reference.

(5)

Filed as the identically numbered exhibit to the Registration Statement on Form S-1 (No. 333-135485), as filed with the Securities and Exchange Commission on January 9, 2007, and incorporated herein by reference.

(6)

Filed as the identically numbered exhibit to the Registration Statement on Form S-1 (No. 333-146557), as filed with the Securities and Exchange Commission on October 9, 2007, and incorporated herein by reference.

(7)	Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, as filed with the Securities and Exchange Commission on December 21, 2007 and incorporated herein by reference.

(8)

Filed as the identically numbered exhibit to the Registration Statement on Form S-1 (No. 333-135485), as filed with the Securities and Exchange Commission on April 25, 2008, and incorporated herein by reference.

†	Indicates a management or compensatory plan or arrangement

ITEM 17.  UNDERTAKINGS

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20-percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in the form of a prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purpose of determining liability under the Securities Act of 1993 to any purchaser, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it means all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on May 7, 2008.

GEOPETRO RESOURCES COMPANY

By:	/s/ STUART J. DOSHI
Stuart J. Doshi
Chairman of the Board of Directors, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ STUART J. DOSHI	Chairman of the Board, President	May 7, 2008
	Stuart J. Doshi	and Chief Executive Officer

	*	Vice President of Exploration and	May 7, 2008
	David V. Creel	Director

	*	Vice President of Finance and	May 7, 2008
	J. Chris Steinhauser	Chief Financial Officer Principal
Accounting Officer and Director

	*	Director	May 7, 2008
Kevin M. Delehanty

	*	Director	May 7, 2008
Thomas D. Cunningham

	*	Director	May 7, 2008
David G. Anderson

	*	Director	May 7, 2008
Nick DeMare

*By:	/s/ STUART J. DOSHI

Stuart J. Doshi

Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1 (2)	Amended and Restated Articles of Incorporation of GeoPetro Resources Company

3.2 (8)	Second Amended and Restated Bylaws of the GeoPetro Resources Company

4.1 (2)	Form of Warrant issued by GeoPetro Resources Company to various investors on various dates.

4.2 (3)	Specimen Common Stock Certificate

4.3

Form of common stock purchase warrant issued to various investors dated August 13, 2007 (filed as exhibit 4.1 to the Company’s Report on Form 8-K as filed with the Securities and Exchange Commission on August 16, 2007, and incorporated herein by reference)

4.4

Registration Rights Agreement between GeoPetro Resources Company and various investors dated August 13, 2007 (filed as Exhibit B to the Form of Unit Subscription Agreement dated August 13, 2007 filed as Exhibit 10.20 to the Company’s Report on Form 8-K as filed with the Securities and Exchange Commission on August 16, 2007 and incorporated herein by reference)

4.5 (6)	Placement Agent Warrant dated August 13, 2007

5.1 (6)	Opinion of Greene Radovsky Maloney Share & Hennigh LLP

10.1 (2)	Joint Venture Agreement Bengara II, Dated January 1, 2000

10.2 (2)	Production Sharing Contract Bengara II, Dated December 4, 1997

10.4 (2)	Exploration Permit#408, Dated July 2, 1997

10.5 (2)	Madisonville Field Development Agreement Dated August 1, 2005

10.6 (2)	Alaska Cook Inlet Option dated April 20, 2005

10.7 (2)†	The 2001 Stock Incentive Plan

10.8 (2)†	The 2004 Stock Option and Appreciation Rights Plan

10.9 (2)†	Stuart Doshi Employment Agreement, Dated July 28, 1997 (effective July 1, 1997) and amendments dated January 11, 2001, July 1, 2003, April 20, 2004, May 9, 2005, July 28, 2005 and January 30, 2006

10.10 (2)†	David Creel Employment Agreement, Dated April 28, 1998 and amendments dated June 15, 2000, May 12, 2003 and January 1, 2005

10.11 (2)†	J. Chris Steinhauser Employment Agreement, Dated June 19, 2000 and amendments dated December 12, 2002 and January 1, 2005

10.12 (2)	Office Lease Agreement, Dated effective March 1, 2004

10.13 (4)	Form of Subscription Agreement for GeoPetro Resources Company stock executed by various investors on various dates.

10.19 (5)	Shares Sale & Purchase Agreement Dated September 29, 2006

10.20 (6)	Form of Unit Subscription Agreement Dated August 13, 2007

10.22 (6)	Promissory Note to Stuart Doshi dated February 12, 2007

10.23 (7)†	Third Amendment to J. Chris Steinhauser Employment Agreement dated December 18, 2007

23.2(1)	Consent of Independent Registered Public Accounting Firm—Hein & Associates LLP

23.3	Consent of Greene Radovsky Maloney Share & Hennigh LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (Included on the signature page to the Company’s initial filing of the Registration Statement on Form S-1, filed on October 9, 2007, Reg. No. 333-146557)

(1)	Filed herewith.

(2)

Filed as the identically numbered exhibit to the Registration Statement on Form S-1, (No. 333-135485), as filed with the Securities and Exchange Commission on June 30, 2006, and incorporated herein by reference.

(3)

Filed as the identically numbered exhibit to the Registration Statement on Form S-1, (No. 333-135485), as filed with the Securities and Exchange Commission on January 31, 2007, and incorporated herein by reference.

(4)	Filed as Exhibit 10.14 to the Registration Statement on Form S-1 (No. 333-135485) as filed with the Securities and Exchange Commission on June 30, 2006, and incorporated herein by reference.

(5)

Filed as the identically numbered exhibit to the Registration Statement on Form S-1 (No. 333-135485), as filed with the Securities and Exchange Commission on January 9, 2007, and incorporated herein by reference.

(6)

Filed as the identically numbered exhibit to the Registration Statement on Form S-1 (No. 333-146557), as filed with the Securities and Exchange Commission on October 9, 2007, and incorporated herein by reference.

(7)	Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, as filed with the Securities and Exchange Commission on December 21, 2007 and incorporated herein by reference.

(8)

Filed as the identically numbered exhibit to the Registration Statement on Form S-1 (No. 333-135485), as filed with the Securities and Exchange Commission on April 25, 2008, and incorporated herein by reference.

†	Indicates a management or compensatory plan or arrangement